EXHIBITS 5.1 AND 23.4

OPINION OF ANNA EAST CORCORAN, ESQ.

Anna E. Corcoran, Esq.
Assistant General Counsel
Miller Energy Resources, Inc.
9721 Cogdill Road, Suite 302
Knoxville, TN 37932
O: (865) 223-6575
F: (865) 691-8209
acorcoran@millerenergyresources.com

October 5, 2012
Miller Energy Resources, Inc.
9721 Cogdill Road, Suite 302
Knoxville, TN 37932

Re:    Registration Statement on Form S-3 (the "Registration Statement")
Miller Energy Resources, Inc., a Tennessee corporation (the "Company")

Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the registration for public resale of an aggregate of 12,784,408 (the "Registerable Shares") of the Company's common stock, $0.0001 par value per share ("Common Stock"), consisting of 8,847,847 shares of outstanding Common Stock and 3,936,561 shares of Common Stock issuable upon exercise of common stock purchase warrants and options, all as described in the Registration Statement.

In connection therewith, I have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Charter, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Shares were or are to be issued; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to me as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon and subject to the foregoing, I am of the opinion that the Registerable Shares presently issued are validly issued, fully paid and non-assessable, and the balance of the Registerable Shares, when issued in accordance with their terms and, upon receipt by the Company of the agreed upon consideration therefor, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Tennessee. In rendering this opinion, I have assumed compliance with all other laws, including federal laws and state securities laws. I express no opinion as to matters governed by or the laws of any jurisdiction other than the Tennessee Code, the laws of the State of Tennessee and the federal laws of the United States of America, as in effect on the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus. In giving my consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, the Prospectus, or any Prospectus Supplement within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do I admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Anna East Corcoran
Anna East Corcoran, Esq.